Matthew P. Dwyer
                             246 Venetian Drive
                           Delray Beach, FL 33483


                              November 30, 1998

Tyson Schiff
Nugget Exploration, Inc.
815 South Durbin Street
Casper, WY 82601

Re: Management Consulting Agreement

Dear Mr. Schiff:

This letter is to acknowledge and confirm the terms of our Management Consulting Agreement ("Agreement") as follows:

1. Appointment. Subject to Closing of a business combination by Nugget Exploration, Inc. (the "Company") and a company in the medical imaging services business, the Company hereby engages MATTHEW P. DWYER ("DWYER") and DWYER hereby agrees to render services to the Company as a management consultant, strategic planner and advisor and as further described herein.

2. Duties. During the term of this Agreement, DWYER shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, expansion of services, shareholder relations, and shall review and advise the Company regarding its overall progress, needs and condition. DWYER agrees to provide on a timely basis the following enumerated services plus additional services contemplated thereby:

     (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's operations, resources, products and services;

     (b) The implementation of a marketing program to assist the Company in broadening the markets for its products and services;

     (c) Assist the Company in the monitoring of services provided by the other professionals employed or retained by the Company;

     (d) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

     (e) Advise and recommend to the Company additional services relating to the present business and services provided by the Company as well as new products and services that may be provided by the Company.

3. Term. The term of this Agreement shall be for a 12-month period commencing upon completion of a closing between the Company and another company involved in the medical imaging services business.

4. Compensation. As compensation for its services hereunder, DWYER shall receive 200,000 shares of the Company's. common stock which the Company shall immediately undertake to register on a Form S-8 registration statement. Additionally, DWYER shall also be granted One Million Options
     of the company's common stock exercisable as follows:   250,000 shares
     exercisable @ $.50, 250,000 shares exercisable @ $1.00, 250,000 shares
     exercisable @ $2.00 and 250,000 shares exercisable @ 3.00.   The Company
     will use its best efforts to make a filing to register the underlying common stock for the Options within 90 days of signing this agreement.
     If the Company fails to file the registration statement within the 90 days, DWYER will be entitled to damages equal to 10% (or 100,000 shares) of the total option package for every week the registration is not filed. Theses shares shall be registered and free trading. The Company shall bear all costs in filing the registrations.

5. Expenses. DWYER shall be responsible for all expenses it may incur in performing services under this Agreement.

6. Confidentiality. DWYER will not disclose to any other person, firm, corporation, nor use for its own benefit during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by DWYER in the course of its performing services hereunder. (A trade secret is information not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications.) Any financial advice rendered by DWYER pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of DWYER.

7. Indemnification. The Company agrees to indemnify and hold DWYER harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not DWYER is a party to such dispute. This indemnity shall not apply however, and DWYER shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all Liabilities, where under arbitration a final determination that DWYER engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability cost expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse DWYER for its expenses.). The provisions of this paragraph shall survive the termination and expiration of this Agreement.

8. Independent Contractor. DWYER and the Company hereby acknowledge that DWYER is an independent contractor. DWYER shall not hold itself out as, nor shall it take any action from which others might infer, that it is an agent of or a joint venture of the Company.

9. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Agreement shall be governed by the laws of the State of Florida. Any dispute as to the terms of this Agreement shall be settled through arbitration before the American Arbitration Association sitting in Ft. Lauderdale, FL with the final decision being binding on both parties.

Please confirm that the foregoing correctly sets forth our understanding by signing this letter where provided and returning it to us at your earliest convenience.


Very truly yours,

MATTHEW P. DWYER

 /s/ Matthew P. Dwyer
By: Matthew P. Dwyer



Accepted and Agreed to as of the 10th day of November, 1998

Nugget Exploration, Inc.

 /s/ Tyson Schiff
By: Tyson Schiff
    President